                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                         -----------------------------

                                  SCHEDULE 13G
                               (Amendment No. 1)
                                 (RULE 13d-102)


 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b) and
             (c) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b).



                             Royal Precision, Inc.
  -----------------------------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, par value $.001 per share
  -----------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  780921-10-2
  -----------------------------------------------------------------------------
                                 (CUSIP Number)

                           -------------------------

-----------------------                                                                 -------------------
 CUSIP NO. 780921-10-2                                 13G                               Page 2 of 35 Pages
-----------------------                                                                 --------------------

-----------------------------------------------------------------------------------------------------------
|   1 | NAMES OF REPORTING PERSON: Christopher A. Johnston                                                |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                                                 |
|     |                                                                                                   |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                       (a) [_]   |
|     |                                                                                                   |
|     |                                                                                         (b) [_]   |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                                                      |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                                              |
|     |                                                                                                   |
|     |                              United States of America                                             |
|-------------------------------|-------|-----------------------------------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                                              |
|                               |       |                                                                 |
|             SHARES            |       |                          1,286,313                              |
|                               |-------|-----------------------------------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER                                            |
|                               |       |                                                                 |
|            OWNED BY           |       |                                                                 |
|                               |-------|-----------------------------------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER                                         |
|                               |       |                                                                 |
|            REPORTING          |       |                          1,286,313                              |
|                               |-------|-----------------------------------------------------------------|
|           PERSON WITH         |     8 |  SHARED DISPOSITIVE POWER                                       |
|                               |       |                                                                 |
|-------------------------------|-------|-----------------------------------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                      |
|     |                                                                                                   |
|     |                             1,286,313                                                             |
|-----|---------------------------------------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [_]                        |
|     |                                                                                                   |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW(9)                                                  |
|     |                                                                                                   |
|     |                             22.7%                                                                 |
|-----|---------------------------------------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON*                                                                         |
|     |                                                                                                   |
|     |                             IN                                                                    |
-----------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                                                 -------------------
 CUSIP NO. 780921-10-2                                 13G                               Page 3 of 35 Pages
-----------------------                                                                 --------------------

-----------------------------------------------------------------------------------------------------------
|   1 | NAMES OF REPORTING PERSON: Berenson Minella Investment Partnership, L.P. No. VI                   |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                                                 |
|     |                                                                                                   |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                       (a) [_]   |
|     |                                                                                                   |
|     |                                                                                         (b) [X]   |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                                                      |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                                              |
|     |                                                                                                   |
|     |                            Delaware, United States of America                                     |
|-------------------------------|-------|-----------------------------------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                                              |
|                               |       |                                                                 |
|             SHARES            |       |                                                                 |
|                               |-------|-----------------------------------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER                                            |
|                               |       |                                                                 |
|            OWNED BY           |       |                          1,231,741                              |
|                               |-------|-----------------------------------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER                                         |
|                               |       |                                                                 |
|            REPORTING          |       |                                                                 |
|                               |-------|-----------------------------------------------------------------|
|           PERSON WITH         |     8 |  SHARED DISPOSITIVE POWER                                       |
|                               |       |                          1,231,741                              |
|-------------------------------|-------|-----------------------------------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                      |
|     |                                                                                                   |
|     |                             1,231,741                                                             |
|-----|---------------------------------------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [_]                        |
|     |                                                                                                   |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW(9)                                                  |
|     |                                                                                                   |
|     |                             21.7%                                                                 |
|-----|---------------------------------------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON*                                                                         |
|     |                                                                                                   |
|     |                             PN                                                                    |
-----------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                                                 -------------------
 CUSIP NO. 780921-10-2                                 13G                               Page 4 of 35 Pages
-----------------------                                                                 --------------------

-----------------------------------------------------------------------------------------------------------
|   1 | NAMES OF REPORTING PERSON: Berenson, Minella & Company, L.P.                                      |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                                                 |
|     |                                                                                                   |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                       (a) [X]   |
|     |                                                                                                   |
|     |                                                                                         (b) [_]   |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                                                      |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                                              |
|     |                                                                                                   |
|     |                            Delaware, United States of America                                     |
|-------------------------------|-------|-----------------------------------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                                              |
|                               |       |                                                                 |
|             SHARES            |       |                                                                 |
|                               |-------|-----------------------------------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER                                            |
|                               |       |                                                                 |
|            OWNED BY           |       |                          1,231,741                              |
|                               |-------|-----------------------------------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER                                         |
|                               |       |                                                                 |
|            REPORTING          |       |                          1,231,741                              |
|                               |-------|-----------------------------------------------------------------|
|           PERSON WITH         |     8 |  SHARED DISPOSITIVE POWER                                       |
|                               |       |                                                                 |
|-------------------------------|-------|-----------------------------------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                      |
|     |                                                                                                   |
|     |                             1,231,741                                                             |
|-----|---------------------------------------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [_]                        |
|     |                                                                                                   |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW(9)                                                  |
|     |                                                                                                   |
|     |                             21.7%                                                                 |
|-----|---------------------------------------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON*                                                                         |
|     |                                                                                                   |
|     |                             PN                                                                    |
-----------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                                                 -------------------
 CUSIP NO. 780921-10-2                                 13G                               Page 5 of 35 Pages
-----------------------                                                                 --------------------

-----------------------------------------------------------------------------------------------------------
|   1 | NAMES OF REPORTING PERSON: Berenson Corp.                                                         |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                                                 |
|     |                                                                                                   |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                       (a) [_]   |
|     |                                                                                                   |
|     |                                                                                         (b) [X]   |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                                                      |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                                              |
|     |                                                                                                   |
|     |                            Delaware, United States of America                                     |
|-------------------------------|-------|-----------------------------------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                                              |
|                               |       |                                                                 |
|             SHARES            |       |                                                                 |
|                               |-------|-----------------------------------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER                                            |
|                               |       |                                                                 |
|            OWNED BY           |       |                          1,231,741                              |
|                               |-------|-----------------------------------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER                                         |
|                               |       |                                                                 |
|            REPORTING          |       |                                                                 |
|                               |-------|-----------------------------------------------------------------|
|           PERSON WITH         |     8 |  SHARED DISPOSITIVE POWER                                       |
|                               |       |                          1,231,741                              |
|-------------------------------|-------|-----------------------------------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                      |
|     |                                                                                                   |
|     |                             1,231,741                                                             |
|-----|---------------------------------------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [_]                        |
|     |                                                                                                   |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW(9)                                                  |
|     |                                                                                                   |
|     |                             21.7%                                                                 |
|-----|---------------------------------------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON*                                                                         |
|     |                                                                                                   |
|     |                             CO                                                                    |
-----------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                                                 -------------------
 CUSIP NO. 780921-10-2                                 13G                               Page 6 of 35 Pages
-----------------------                                                                 --------------------

-----------------------------------------------------------------------------------------------------------
|   1 | NAMES OF REPORTING PERSON: Minella Corp.                                                          |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                                                 |
|     |                                                                                                   |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                       (a) [_]   |
|     |                                                                                                   |
|     |                                                                                         (b) [X]   |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                                                      |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                                              |
|     |                                                                                                   |
|     |                            Delaware, United States of America                                     |
|-------------------------------|-------|-----------------------------------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                                              |
|                               |       |                                                                 |
|             SHARES            |       |                                                                 |
|                               |-------|-----------------------------------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER                                            |
|                               |       |                                                                 |
|            OWNED BY           |       |                          1,231,741                              |
|                               |-------|-----------------------------------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER                                         |
|                               |       |                                                                 |
|            REPORTING          |       |                                                                 |
|                               |-------|-----------------------------------------------------------------|
|           PERSON WITH         |     8 |  SHARED DISPOSITIVE POWER                                       |
|                               |       |                          1,231,741                              |
|-------------------------------|-------|-----------------------------------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                      |
|     |                                                                                                   |
|     |                             1,231,741                                                             |
|-----|---------------------------------------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [_]                        |
|     |                                                                                                   |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW(9)                                                  |
|     |                                                                                                   |
|     |                             21.7%                                                                 |
|-----|---------------------------------------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON*                                                                         |
|     |                                                                                                   |
|     |                             CO                                                                    |
-----------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                                                 -------------------
 CUSIP NO. 780921-10-2                                 13G                               Page 7 of 35 Pages
-----------------------                                                                 --------------------

-----------------------------------------------------------------------------------------------------------
|   1 | NAMES OF REPORTING PERSON: Raymond J. Minella                                                     |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                                                 |
|     |                                                                                                   |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                       (a) [_]   |
|     |                                                                                                   |
|     |                                                                                         (b) [X]   |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                                                      |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                                              |
|     |                                                                                                   |
|     |                            United States of America                                               |
|-------------------------------|-------|-----------------------------------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                                              |
|                               |       |                                                                 |
|             SHARES            |       |                                                                 |
|                               |-------|-----------------------------------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER                                            |
|                               |       |                                                                 |
|            OWNED BY           |       |                          1,231,741                              |
|                               |-------|-----------------------------------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER                                         |
|                               |       |                                                                 |
|            REPORTING          |       |                                                                 |
|                               |-------|-----------------------------------------------------------------|
|           PERSON WITH         |     8 |  SHARED DISPOSITIVE POWER                                       |
|                               |       |                          1,231,741                              |
|-------------------------------|-------|-----------------------------------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                      |
|     |                                                                                                   |
|     |                             1,240,091                                                             |
|-----|---------------------------------------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [_]                        |
|     |                                                                                                   |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW(9)                                                  |
|     |                                                                                                   |
|     |                             21.9%                                                                 |
|-----|---------------------------------------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON*                                                                         |
|     |                                                                                                   |
|     |                             IN                                                                    |
-----------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                                                 -------------------
 CUSIP NO. 780921-10-2                                 13G                               Page 8 of 35 Pages
-----------------------                                                                 --------------------

-----------------------------------------------------------------------------------------------------------
|   1 | NAMES OF REPORTING PERSON: Jeffery L. Berenson                                                    |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                                                 |
|     |                                                                                                   |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                       (a) [_]   |
|     |                                                                                                   |
|     |                                                                                         (b) [X]   |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                                                      |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                                              |
|     |                                                                                                   |
|     |                            United States of America                                               |
|-------------------------------|-------|-----------------------------------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                                              |
|                               |       |                                                                 |
|             SHARES            |       |                                                                 |
|                               |-------|-----------------------------------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER                                            |
|                               |       |                                                                 |
|            OWNED BY           |       |                          1,231,741                              |
|                               |-------|-----------------------------------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER                                         |
|                               |       |                                                                 |
|            REPORTING          |       |                                                                 |
|                               |-------|-----------------------------------------------------------------|
|           PERSON WITH         |     8 |  SHARED DISPOSITIVE POWER                                       |
|                               |       |                          1,231,741                              |
|-------------------------------|-------|-----------------------------------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                      |
|     |                                                                                                   |
|     |                             1,231,741                                                             |
|-----|---------------------------------------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [_]                        |
|     |                                                                                                   |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW(9)                                                  |
|     |                                                                                                   |
|     |                             21.7%                                                                 |
|-----|---------------------------------------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON*                                                                         |
|     |                                                                                                   |
|     |                             IN                                                                    |
-----------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                                                 -------------------
 CUSIP NO. 780921-10-2                                 13G                               Page 9 of 35 Pages
-----------------------                                                                 --------------------

-----------------------------------------------------------------------------------------------------------
|   1 | NAMES OF REPORTING PERSON: Richard P. Johnston                                                    |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                                                 |
|     |                                                                                                   |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                       (a) [_]   |
|     |                                                                                                   |
|     |                                                                                         (b) [X]   |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                                                      |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                                              |
|     |                                                                                                   |
|     |                            United States of America                                               |
|-------------------------------|-------|-----------------------------------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                                              |
|                               |       |                                                                 |
|             SHARES            |       |                                                                 |
|                               |-------|-----------------------------------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER                                            |
|                               |       |                                                                 |
|            OWNED BY           |       |                          646,309                                |
|                               |-------|-----------------------------------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER                                         |
|                               |       |                                                                 |
|            REPORTING          |       |                                                                 |
|                               |-------|-----------------------------------------------------------------|
|           PERSON WITH         |     8 |  SHARED DISPOSITIVE POWER                                       |
|                               |       |                          646,309                                |
|-------------------------------|-------|-----------------------------------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                      |
|     |                                                                                                   |
|     |                             671,361                                                               |
|-----|---------------------------------------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [_]                        |
|     |                                                                                                   |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW(9)                                                  |
|     |                                                                                                   |
|     |                             11.8%                                                                 |
|-----|---------------------------------------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON*                                                                         |
|     |                                                                                                   |
|     |                             IN                                                                    |
-----------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                                                 --------------------
 CUSIP NO. 780921-10-2                                 13G                              Page 10 of 35 Pages
-----------------------                                                                 --------------------

-----------------------------------------------------------------------------------------------------------
|   1 | NAMES OF REPORTING PERSON: Jayne Johnston                                                         |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                                                 |
|     |                                                                                                   |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                       (a) [_]   |
|     |                                                                                                   |
|     |                                                                                         (b) [X]   |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                                                      |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                                              |
|     |                                                                                                   |
|     |                            United States of America                                               |
|-------------------------------|-------|-----------------------------------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                                              |
|                               |       |                                                                 |
|             SHARES            |       |                                                                 |
|                               |-------|-----------------------------------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER                                            |
|                               |       |                                                                 |
|            OWNED BY           |       |                          646,309                                |
|                               |-------|-----------------------------------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER                                         |
|                               |       |                                                                 |
|            REPORTING          |       |                                                                 |
|                               |-------|-----------------------------------------------------------------|
|           PERSON WITH         |     8 |  SHARED DISPOSITIVE POWER                                       |
|                               |       |                          646,309                                |
|-------------------------------|-------|-----------------------------------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                      |
|     |                                                                                                   |
|     |                             671,361                                                               |
|-----|---------------------------------------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [_]                        |
|     |                                                                                                   |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW(9)                                                  |
|     |                                                                                                   |
|     |                             11.8%                                                                 |
|-----|---------------------------------------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON*                                                                         |
|     |                                                                                                   |
|     |                             IN                                                                    |
-----------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                                                 --------------------
 CUSIP NO. 780921-10-2                                 13G                              Page 11 of 35 Pages
-----------------------                                                                 --------------------

-----------------------------------------------------------------------------------------------------------
|   1 | NAMES OF REPORTING PERSON: RPJ/JAJ Partners, Ltd.                                                 |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                                                 |
|     |                                                                                                   |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                       (a) [X]   |
|     |                                                                                                   |
|     |                                                                                         (b) [_]   |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                                                      |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                                              |
|     |                                                                                                   |
|     |                            Wyoming, United States of America                                      |
|-------------------------------|-------|-----------------------------------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                                              |
|                               |       |                                                                 |
|             SHARES            |       |                          0                                      |
|                               |-------|-----------------------------------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER                                            |
|                               |       |                                                                 |
|            OWNED BY           |       |                          0                                      |
|                               |-------|-----------------------------------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER                                         |
|                               |       |                                                                 |
|            REPORTING          |       |                          0                                      |
|                               |-------|-----------------------------------------------------------------|
|           PERSON WITH         |     8 |  SHARED DISPOSITIVE POWER                                       |
|                               |       |                          0                                      |
|-------------------------------|-------|-----------------------------------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                      |
|     |                                                                                                   |
|     |                                   0                                                               |
|-----|---------------------------------------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [_]                        |
|     |                                                                                                   |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW(9)                                                  |
|     |                                                                                                   |
|     |                             0%                                                                    |
|-----|---------------------------------------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON*                                                                         |
|     |                                                                                                   |
|     |                             PN                                                                    |
-----------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                                                 --------------------
 CUSIP NO. 780921-10-2                                 13G                              Page 12 of 35 Pages
-----------------------                                                                 --------------------

-----------------------------------------------------------------------------------------------------------
|   1 | NAMES OF REPORTING PERSON: Johnston Family Charitable Remainder Trust #3                          |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                                                 |
|     |                                                                                                   |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                       (a) [X]   |
|     |                                                                                                   |
|     |                                                                                         (b) [_]   |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                                                      |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                                              |
|     |                                                                                                   |
|     |                            Wyoming                                                                |
|-------------------------------|-------|-----------------------------------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                                              |
|                               |       |                                                                 |
|             SHARES            |       |                                                                 |
|                               |-------|-----------------------------------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER                                            |
|                               |       |                                                                 |
|            OWNED BY           |       |                          646,309                                |
|                               |-------|-----------------------------------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER                                         |
|                               |       |                                                                 |
|            REPORTING          |       |                          646,309                                |
|                               |-------|-----------------------------------------------------------------|
|           PERSON WITH         |     8 |  SHARED DISPOSITIVE POWER                                       |
|                               |       |                                                                 |
|-------------------------------|-------|-----------------------------------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                      |
|     |                                                                                                   |
|     |                                 646,309                                                           |
|-----|---------------------------------------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [_]                        |
|     |                                                                                                   |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW(9)                                                  |
|     |                                                                                                   |
|     |                             11.4%                                                                 |
|-----|---------------------------------------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON*                                                                         |
|     |                                                                                                   |
|     |                             OO                                                                    |
-----------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                                                 --------------------
 CUSIP NO. 780921-10-2                                 13G                              Page 13 of 35 Pages
-----------------------                                                                 --------------------

-----------------------------------------------------------------------------------------------------------
|   1 | NAMES OF REPORTING PERSON: Danny Edwards                                                          |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                                                 |
|     |                                                                                                   |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                       (a) [X]   |
|     |                                                                                                   |
|     |                                                                                         (b) [_]   |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                                                      |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                                              |
|     |                                                                                                   |
|     |                            United States of America                                               |
|-------------------------------|-------|-----------------------------------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                                              |
|                               |       |                                                                 |
|             SHARES            |       |                                                                 |
|                               |-------|-----------------------------------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER                                            |
|                               |       |                                                                 |
|            OWNED BY           |       |                          526,502                                |
|                               |-------|-----------------------------------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER                                         |
|                               |       |                                                                 |
|            REPORTING          |       |                          526,502                                |
|                               |-------|-----------------------------------------------------------------|
|           PERSON WITH         |     8 |  SHARED DISPOSITIVE POWER                                       |
|                               |       |                                                                 |
|-------------------------------|-------|-----------------------------------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                      |
|     |                                                                                                   |
|     |                                 582,385                                                           |
|-----|---------------------------------------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [_]                        |
|     |                                                                                                   |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW(9)                                                  |
|     |                                                                                                   |
|     |                             10.2%                                                                 |
|-----|---------------------------------------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON*                                                                         |
|     |                                                                                                   |
|     |                             IN                                                                    |
-----------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                                                 --------------------
 CUSIP NO. 780921-10-2                                 13G                              Page 14 of 35 Pages
-----------------------                                                                 --------------------

-----------------------------------------------------------------------------------------------------------
|   1 | NAMES OF REPORTING PERSON: Kenneth J. Warren                                                      |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                                                 |
|     |                                                                                                   |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                       (a) [X]   |
|     |                                                                                                   |
|     |                                                                                         (b) [_]   |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                                                      |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                                              |
|     |                                                                                                   |
|     |                            United States of America                                               |
|-------------------------------|-------|-----------------------------------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                                              |
|                               |       |                                                                 |
|             SHARES            |       |                                                                 |
|                               |-------|-----------------------------------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER                                            |
|                               |       |                                                                 |
|            OWNED BY           |       |                          334,031                                |
|                               |-------|-----------------------------------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER                                         |
|                               |       |                                                                 |
|            REPORTING          |       |                          334,031                                |
|                               |-------|-----------------------------------------------------------------|
|           PERSON WITH         |     8 |  SHARED DISPOSITIVE POWER                                       |
|                               |       |                                                                 |
|-------------------------------|-------|-----------------------------------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                      |
|     |                                                                                                   |
|     |                             349,354                                                               |
|-----|---------------------------------------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [_]                        |
|     |                                                                                                   |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW(9)                                                  |
|     |                                                                                                   |
|     |                             6.2%                                                                  |
|-----|---------------------------------------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON*                                                                         |
|     |                                                                                                   |
|     |                             IN                                                                    |
-----------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                                                 --------------------
 CUSIP NO. 780921-10-2                                 13G                              Page 15 of 35 Pages
-----------------------                                                                 --------------------

-----------------------------------------------------------------------------------------------------------
|   1 | NAMES OF REPORTING PERSON: David E. Johnston                                                      |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                                                 |
|     |                                                                                                   |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                       (a) [X]   |
|     |                                                                                                   |
|     |                                                                                         (b) [_]   |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                                                      |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                                              |
|     |                                                                                                   |
|     |                            United States of America                                               |
|-------------------------------|-------|-----------------------------------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                                              |
|                               |       |                                                                 |
|             SHARES            |       |                                                                 |
|                               |-------|-----------------------------------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER                                            |
|                               |       |                                                                 |
|            OWNED BY           |       |                          208,769                                |
|                               |-------|-----------------------------------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER                                         |
|                               |       |                                                                 |
|            REPORTING          |       |                          208,769                                |
|                               |-------|-----------------------------------------------------------------|
|           PERSON WITH         |     8 |  SHARED DISPOSITIVE POWER                                       |
|                               |       |                                                                 |
|-------------------------------|-------|-----------------------------------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                      |
|     |                                                                                                   |
|     |                             219,875                                                               |
|-----|---------------------------------------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [_]                        |
|     |                                                                                                   |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW(9)                                                  |
|     |                                                                                                   |
|     |                             3.9%                                                                  |
|-----|---------------------------------------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON*                                                                         |
|     |                                                                                                   |
|     |                             IN                                                                    |
-----------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                                                 --------------------
 CUSIP NO. 780921-10-2                                 13G                              Page 16 of 35 Pages
-----------------------                                                                 --------------------

-----------------------------------------------------------------------------------------------------------
|   1 | NAMES OF REPORTING PERSON: Bennett Dorrance, Trustee of the Bennett Dorrance Trust dated          |
|     |                            April 21, 1989                                                         |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                                                 |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                       (a) [X]   |
|     |                                                                                                   |
|     |                                                                                         (b) [_]   |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                                                      |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                                              |
|     |                                                                                                   |
|     |                            United States of America                                               |
|-------------------------------|-------|-----------------------------------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                                              |
|                               |       |                                                                 |
|             SHARES            |       |                                                                 |
|                               |-------|-----------------------------------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER                                            |
|                               |       |                                                                 |
|            OWNED BY           |       |                          209,632                                |
|                               |-------|-----------------------------------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER                                         |
|                               |       |                                                                 |
|            REPORTING          |       |                            2,247                                |
|                               |-------|-----------------------------------------------------------------|
|           PERSON WITH         |     8 |  SHARED DISPOSITIVE POWER                                       |
|                               |       |                          207,385                                |
|-------------------------------|-------|-----------------------------------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                      |
|     |                                                                                                   |
|     |                             209,632                                                               |
|-----|---------------------------------------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [_]                        |
|     |                                                                                                   |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW(9)                                                  |
|     |                                                                                                   |
|     |                             3.7%                                                                  |
|-----|---------------------------------------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON*                                                                         |
|     |                                                                                                   |
|     |                             OO                                                                    |
-----------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                                                 --------------------
 CUSIP NO. 780921-10-2                                 13G                              Page 17 of 35 Pages
-----------------------                                                                 --------------------

-----------------------------------------------------------------------------------------------------------
|   1 | NAMES OF REPORTING PERSON: Bennett Dorrance                                                       |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                                                 |
|     |                                                                                                   |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                       (a) [_]   |
|     |                                                                                                   |
|     |                                                                                         (b) [X]   |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                                                      |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                                              |
|     |                                                                                                   |
|     |                            United States of America                                               |
|-------------------------------|-------|-----------------------------------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                                              |
|                               |       |                                                                 |
|             SHARES            |       |                                                                 |
|                               |-------|-----------------------------------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER                                            |
|                               |       |                                                                 |
|            OWNED BY           |       |                          209,632                                |
|                               |-------|-----------------------------------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER                                         |
|                               |       |                                                                 |
|            REPORTING          |       |                                                                 |
|                               |-------|-----------------------------------------------------------------|
|           PERSON WITH         |     8 |  SHARED DISPOSITIVE POWER                                       |
|                               |       |                          209,632                                |
|-------------------------------|-------|-----------------------------------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                      |
|     |                                                                                                   |
|     |                             209,632                                                               |
|-----|---------------------------------------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [_]                        |
|     |                                                                                                   |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW(9)                                                  |
|     |                                                                                                   |
|     |                             3.7%                                                                  |
|-----|---------------------------------------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON*                                                                         |
|     |                                                                                                   |
|     |                             IN                                                                    |
-----------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                                                 --------------------
 CUSIP NO. 780921-10-2                                 13G                              Page 18 of 35 Pages
-----------------------                                                                 --------------------

-----------------------------------------------------------------------------------------------------------
|   1 | NAMES OF REPORTING PERSON: Drew M. Brown                                                          |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                                                 |
|     |                                                                                                   |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                       (a) [X]   |
|     |                                                                                                   |
|     |                                                                                         (b) [_]   |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                                                      |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                                              |
|     |                                                                                                   |
|     |                            United States of America                                               |
|-------------------------------|-------|-----------------------------------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                                              |
|                               |       |                                                                 |
|             SHARES            |       |                                                                 |
|                               |-------|-----------------------------------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER                                            |
|                               |       |                                                                 |
|            OWNED BY           |       |                          207,779                                |
|                               |-------|-----------------------------------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER                                         |
|                               |       |                                                                 |
|            REPORTING          |       |                              394                                |
|                               |-------|-----------------------------------------------------------------|
|           PERSON WITH         |     8 |  SHARED DISPOSITIVE POWER                                       |
|                               |       |                          207,385                                |
|-------------------------------|-------|-----------------------------------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                      |
|     |                                                                                                   |
|     |                             207,779                                                               |
|-----|---------------------------------------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [_]                        |
|     |                                                                                                   |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW(9)                                                  |
|     |                                                                                                   |
|     |                             3.9%                                                                  |
|-----|---------------------------------------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON*                                                                         |
|     |                                                                                                   |
|     |                             IN                                                                    |
-----------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                                                 --------------------
 CUSIP NO. 780921-10-2                                 13G                              Page 19 of 35 Pages
-----------------------                                                                 --------------------

-----------------------------------------------------------------------------------------------------------
|   1 | NAMES OF REPORTING PERSON: Mark N. Sklar                                                          |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                                                |
|     |                                                                                                   |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                       (a) [X]   |
|     |                                                                                                   |
|     |                                                                                         (b) [_]   |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                                                      |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                                              |
|     |                                                                                                   |
|     |                            United States of America                                               |
|-------------------------------|-------|-----------------------------------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                                              |
|                               |       |                                                                 |
|             SHARES            |       |                                                                 |
|                               |-------|-----------------------------------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER                                            |
|                               |       |                                                                 |
|            OWNED BY           |       |                          207,779                                |
|                               |-------|-----------------------------------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER                                         |
|                               |       |                                                                 |
|            REPORTING          |       |                              394                                |
|                               |-------|-----------------------------------------------------------------|
|           PERSON WITH         |     8 |  SHARED DISPOSITIVE POWER                                       |
|                               |       |                          207,385                                |
|-------------------------------|-------|-----------------------------------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                      |
|     |                                                                                                   |
|     |                             207,779                                                               |
|-----|---------------------------------------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [_]                        |
|     |                                                                                                   |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW(9)                                                  |
|     |                                                                                                   |
|     |                             3.7%                                                                  |
|-----|---------------------------------------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON*                                                                         |
|     |                                                                                                   |
|     |                             IN                                                                    |
-----------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                                                 --------------------
 CUSIP NO. 780921-10-2                                 13G                              Page 20 of 35 Pages
-----------------------                                                                 --------------------

-----------------------------------------------------------------------------------------------------------
|   1 | NAMES OF REPORTING PERSON: DMB GP, Inc.                                                           |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                                                |
|     |                                                                                                   |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                       (a) [_]   |
|     |                                                                                                   |
|     |                                                                                         (b) [X]   |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                                                      |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                                              |
|     |                                                                                                   |
|     |                            Arizona, United States of America                                      |
|-------------------------------|-------|-----------------------------------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                                              |
|                               |       |                                                                 |
|             SHARES            |       |                                                                 |
|                               |-------|-----------------------------------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER                                            |
|                               |       |                                                                 |
|            OWNED BY           |       |                          207,385                                |
|                               |-------|-----------------------------------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER                                         |
|                               |       |                                                                 |
|            REPORTING          |       |                                                                 |
|                               |-------|-----------------------------------------------------------------|
|           PERSON WITH         |     8 |  SHARED DISPOSITIVE POWER                                       |
|                               |       |                          207,385                                |
|-------------------------------|-------|-----------------------------------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                      |
|     |                                                                                                   |
|     |                             207,385                                                               |
|-----|---------------------------------------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [_]                        |
|     |                                                                                                   |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW(9)                                                  |
|     |                                                                                                   |
|     |                             3.7%                                                                  |
|-----|---------------------------------------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON*                                                                         |
|     |                                                                                                   |
|     |                             CO                                                                    |
-----------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                                                 --------------------
 CUSIP NO. 780921-10-2                                 13G                              Page 20 of 35 Pages
-----------------------                                                                 --------------------

-----------------------------------------------------------------------------------------------------------
|   1 | NAMES OF REPORTING PERSON: DMB Property Ventures Limited Partnership                               |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                                                |
|     |                                                                                                   |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                       (a) [X]   |
|     |                                                                                                   |
|     |                                                                                         (b) [_]   |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                                                      |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                                              |
|     |                                                                                                   |
|     |                           Delaware, United States of America                                      |
|-------------------------------|-------|-----------------------------------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                                              |
|                               |       |                                                                 |
|             SHARES            |       |                                                                 |
|                               |-------|-----------------------------------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER                                            |
|                               |       |                                                                 |
|            OWNED BY           |       |                          207,385                                |
|                               |-------|-----------------------------------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER                                         |
|                               |       |                                                                 |
|            REPORTING          |       |                          207,385                                |
|                               |-------|-----------------------------------------------------------------|
|           PERSON WITH         |     8 |  SHARED DISPOSITIVE POWER                                       |
|                               |       |                                                                 |
|-------------------------------|-------|-----------------------------------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                      |
|     |                                                                                                   |
|     |                             207,385                                                               |
|-----|---------------------------------------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [_]                        |
|     |                                                                                                   |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW(9)                                                  |
|     |                                                                                                   |
|     |                             3.7%                                                                  |
|-----|---------------------------------------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON*                                                                         |
|     |                                                                                                   |
|     |                             PN                                                                    |
-----------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(a).                 NAME OF ISSUER:

                           Royal Precision, Inc.
================================================================================

ITEM 1(b).                 ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                           15170 North Hayden Road, Suite 1
                           Scottsdale, Arizona 85260
================================================================================


ITEM 2(a).                 NAME OF PERSON FILING:

                           On May 12, 1997, Danny Edwards, Drew M. Brown, DMB Property Ventures Limited Partnership, the general partner of which is DMB GP, Inc. (the shareholders of DMB GP, Inc. are Drew M. Brown, Mark N. Sklar and the Bennett Dorrance Trust dated April 21, 1989), Mark N. Sklar and Bennett Dorrance, Trustee of the Bennett Dorrance Trust dated April 21, 1989 (the "Edwards Parties") and Christopher A. Johnston, RPJ/JAJ Partners, Ltd., the general partners of which are Richard P. Johnston and Jayne Johnston, David E. Johnston, Berenson Minella & Company, L.P., the general partners of which are Berenson Corp., an S corporation owned by Jeffrey L. Berenson, and Minella Corp., an S corporation owned by Raymond J. Minella, and Kenneth J. Warren (the "Johnston Parties") entered into a stockholder agreement (the "Stockholder Agreement") whereby the parties agreed that the Royal Precision, Inc. ("RP") board of directors shall be composed of nine members, three of which will be elected by the Edwards Parties and six of which will be elected by the Johnston parties. Berenson Minella & Company, L.P. is the sole general partner of Berenson Minella Investment Partnership, L.P. No. VI. Pursuant to the Berenson Minella Investment Partnership, L.P. No. VI partnership agreement, the RP common shares registered in the name of Berenson Minella & Company, L.P. have been contributed to Berenson Minella Investment Partnership, L.P. No. VI.

                           Richard P. Johnston and Jayne A. Johnston transferred 626,309 of common shares of RP from RPJ/JAJ Partners, Ltd. to the Johnston Family Charitable Remainder Trust #3 ("Johnston Trust #3") after the date of the Stockholder Agreement. The trustees of the Johnston Trust #3 are Richard P. Johnston and Jayne Johnston.

                           The Stockholder Agreement was amended to remove Christopher A. Johnston as a party to the Stockholder Agreement and to allow parties to the Stockholder Agreement to enter into voting agreements to vote in favor of the adoption and approval of an Agreement and Plan of Merger providing for the merger of RP Acquisition Corp. with and into RP. Christopher A. Johnston is filing solely to terminate his Schedule 13G and is no longer a party to the Group. Group totals contained in this Schedule 13G do not include Christopher A. Johnston's common shares of RP.

                           This Schedule 13G is filed by all of the current parties to the Stockholder Agreement as a Group, by the parties to the Stockholder Agreement individually and by Christopher A. Johnston individually.
================================================================================


ITEM 2(b).                 ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
                           RESIDENCE:

                           Group Address:
                                    Richard P. Johnston
                                    9651 North Pusch Ridge Place
                                    Tucson, Arizona 85737


                                 22 of 35 Pages

                                    Copy to:
                                    Kenneth J. Warren
                                    5920 Cromdale Drive, Suite 1
                                    Dublin, Ohio 43017

                           Christopher A. Johnston
                           Merbanco Incorporated
                           3490 Clubhouse Drive
                           Jackson Hole, Wyoming 83001

                           Berenson Minella Investment Partnership, L.P. No. VI 667 Madison Avenue
                           New York, New York  10021

                           Berenson, Minella & Company, L.P.
                           667 Madison Avenue
                           New York, New York 10021

                           Berenson Corp.
                           667 Madison Avenue
                           New York, New York  10021

                           Minella Corp.
                           667 Madison Avenue
                           New York, New York  10021

                           Raymond J. Minella
                           667 Madison Avenue
                           New York, New York 10021

                           Jeffrey L. Berenson
                           667 Madison Avenue
                           New York, New York 10021

                           Richard P. Johnston
                           9651 North Pusch Ridge Place
                           Tucson, Arizona 85737

                           Jayne Johnston
                           9651 North Pusch Ridge Place
                           Tucson, Arizona 85737

                           RPJ/JAJ Partners, Ltd.
                           9651 North Pusch Ridge Place
                           Tucson, Arizona 85737

                           Johnston Family Charitable Remainder Trust #3 9651 North Pusch Ridge Place
                           Tucson, Arizona 85737

                           Danny Edwards
                           6724 North Whispering Hills Road
                           Paradise Valley, Arizona 85253





                                 23 of 35 Pages

                           Kenneth J. Warren
                           5920 Cromdale Drive, Suite 1
                           Dublin, Ohio 43017

                           David E. Johnston
                           1935 West Muirfield Loop
                           Tucson, Arizona 85737

                           Bennett Dorrance, Trustee of the Bennett Dorrance Trust dated April 21, 1989
                           4201 North 24th Street, Suite 120
                           Phoenix, Arizona 85016

                           Bennett Dorrance
                           4201 North 24th Street, Suite 120
                           Phoenix, Arizona 85016

                           Drew M. Brown
                           4201 North 24th Street, Suite 120
                           Phoenix, Arizona 85016

                           Mark N. Sklar
                           4201 North 24th Street, Suite 120
                           Phoenix, Arizona 85016

                           DMB Property Ventures Limited Partnership
                           4201 North 24th Street, Suite 120
                           Phoenix, Arizona 85016

                           DMB GP, Inc.
                           4201 North 24th Street, Suite 120
                           Phoenix, Arizona  85016

================================================================================


ITEM 2(C).                 Citizenship:

                           Christopher A. Johnston, Raymond J. Minella, Jeffrey
                           L. Berenson, Richard P. Johnston, Jayne Johnston, Danny Edwards, Kenneth J. Warren, David E. Johnston, Bennett Dorrance, Drew M. Brown and Mark N. Sklar are citizens of the United States of America.

                           Berenson Minella Investment Partnership, L.P. No. VI and Berenson, Minella & Company, L.P. are New York limited partnerships.

                           RPJ/JAJ Partners, Ltd. is a Wyoming partnership.

                           Berenson Corp. and Minella Corp. are Delaware corporations.

                           DMB Property Ventures Limited Partnership is a Delaware limited partnership.

                           DMB GP, Inc. is an Arizona corporation.

                           Johnston Family Charitable Remainder Trust #3 is governed by the laws of the State of Wyoming.

================================================================================





                                 24 of 35 Pages

ITEM 2(d).                 TITLE OF CLASS OF SECURITIES:

                     Common Stock, par value $.001 per share


ITEM 2(e).                 CUSIP NUMBER:

                                            780921-10-2
================================================================================


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b), OR 13D-2(b), CHECK WHETHER THE PERSON FILING IS A: (not applicable)

                           (a) Broker or dealer registered under Section 15 of the Act,

                           (b) Bank as defined in Section 3(a)(6) of the Act,

                           (c) Insurance Company as defined in Section 3(a)(19) of the Act,

                           (d) Investment Company registered under Section 8 of the Investment Company Act,

                           (e) Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940,

                           (f) Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see
                                    13d-1(b)(1)(ii)(F),

                           (g) Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G); see Item 7,

                           (h)      Group, in accordance with Rule
                                    13d-1(b)(1)(ii)(H).

================================================================================


ITEM 4.                    OWNERSHIP.

(a)                        Amount Beneficially Owned:

                           Group: 3,273,486 common shares including 115,714 common shares subject to options exercisable within 60 days.

                           Christopher A. Johnston: 1,286,313 common shares.

                           Berenson Minella Investment Partnership, L.P. No. VI:
                           1,231,741 common shares. Berenson Minella Investment Partnership, L.P. No. VI ("Partnership VI") is not a party to the Stockholder Agreement. Berenson Minella & Company, L.P., the sole general partner of Partnership VI, is a party to the Stockholder Agreement and the registered owner of the 1,231,741 shares being reported by Partnership VI on this
                           Schedule 13G. Pursuant to Partnership VI's partnership agreement, the shares owned by Berenson Minella & Company, L.P. were contributed to Partnership VI. Partnership VI expressly declares that its filing of this Schedule 13G shall not be construed as an admission that it is, for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this
                           Schedule 13G.

                           Berenson, Minella & Company, L.P.: 1,231,741 common shares.




                                 25 of 35 Pages

                           Berenson Corp.: 1,231,741 common shares. Berenson Corp. is a general partner of Berenson Minella & Company, L.P. which is a party to the Stockholder Agreement by which the group was formed. The common shares which Berenson Corp. is reporting on this
                           Schedule 13G are owned directly by the partnership. Berenson Corp. expressly declares that its filing of this Schedule 13G shall not be construed as an admission that it is, for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any of the securities covered by this Schedule 13G.

                           Minella Corp.: 1,231,741 common shares. Minella Corp. is a general partner of Berenson Minella & Company, L.P. which is a party to the Stockholder Agreement by which the group was formed. The common shares which Minella Corp. is reporting on this Schedule 13G are owned directly by the partnership. Minella Corp. expressly declares that its filing of this Schedule 13G shall not be construed as an admission that it is, for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any of the securities covered by this Schedule 13G.

                           Jeffrey L. Berenson: 1,231,741 common shares. Mr. Berenson is a shareholder of Berenson Corp. which is a general partner of Berenson Minella & Company, L.P. The partnership is a party to the Stockholder Agreement by which the group was formed. The common shares which Mr. Berenson is reporting on this
                           Schedule 13G are owned directly by the partnership. Mr. Berenson expressly declares that his filing of this Schedule 13G shall not be construed as an admission that he is, for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any of the securities covered by this Schedule 13G.

                           Raymond J. Minella: 1,240,091 common shares including 8,350 common shares subject to options exercisable within 60 days. Mr. Minella is a shareholder of Minella Corp. which is a general partner of Berenson, Minella & Company, L.P. The partnership is a party to the Stockholder Agreement by which the group was formed. 1,231,741 of the common shares which Mr. Minella is reporting on this Schedule 13G are owned directly by the partnership. Mr. Minella expressly declares that his filing of this Schedule 13G shall not be construed as an admission that he is, for the purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934 (the "Act"), the beneficial owner of any securities covered by this Schedule 13G except for 8,350 common shares subject to options exercisable in 60 days which Mr. Minella owns directly.

                           Richard P. Johnston: 671,361 common shares including 25,052 common shares subject to options exercisable within 60 days. Mr. Johnston is a trustee of the Johnston Trust #3. Mr. Johnston is reporting 646,309 common shares of RP which are directly owned by the Johnston Trust #3. Mr. Johnston expressly declares that his filing of this Schedule 13G shall not be construed as an admission that he is, for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by the
                           Schedule 13G except for 25,052 common shares subject to options exercisable within 60 days which are owned directly by Mr. Johnston.

                           Jayne Johnston: 671,361 common shares including 25,052 common shares subject to options exercisable within 60 days. Mrs. Johnston is the spouse of Richard P. Johnston and a trustee of the Johnston Trust #3. Mrs. Johnston is reporting 25,052 common shares which are subject to options exercisable within 60 days which are owned directly by Mr. Johnston and 646,309 shares owned directly by the Johnston Trust #3. Mrs. Johnston expressly declares that her filing of this Schedule 13G shall not be construed as an admission that she is, for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this
                           Schedule 13G.

                           RPJ/JAJ Partners, Ltd.: 0 common shares.




                                 26 of 35 Pages

                           Johnston Family Charitable Remainder Trust #3:
                           646,309 common shares

                           Danny Edwards: 582,385 common shares including 55,883 common shares subject to options exercisable within 60 days.

                           Kenneth J. Warren: 349,354 common shares including 15,323 common shares subject to options exercisable within 60 days.

                           David E. Johnston: 219,875 common shares including 11,106 common shares subject to options exercisable within 60 days.

                           Bennett Dorrance, Trustee of the Bennett Dorrance Trust dated April 21, 1989: 209,632 common shares. The trust is a shareholder of DMB GP, Inc. which is the sole general partner of DMB Property Ventures Limited Partnership. 207,385 of the common shares the trust is reporting on this Schedule 13G are owned directly by the partnership. The trust expressly declares that its filing of this Schedule 13G shall not be construed as an admission that it is, for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this
                           Schedule 13G except for 2,247 common shares held directly by the trust.

                           Bennett Dorrance: 209,632 common shares. Mr. Dorrance is the trustee of the Bennett Dorrance Trust dated April 21, 1989 which is a shareholder of DMB GP, Inc. DMB GP, Inc. is the sole general partner of DMB Property Ventures Limited Partnership. Both the trust and the partnership are parties to the Stockholder Agreement by which the group was formed. The common shares which Mr. Dorrance is reporting on this
                           Schedule 13G are held directly by the trust and the partnership and Mr. Dorrance expressly declares that his filing of this Schedule 13G shall not be construed as an admission that he is, for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by the
                           Schedule 13G.

                           Drew M. Brown, 207,779 common shares. Mr. Brown is a shareholder of DMB GP, Inc. which is the sole general partner of DMB Property Ventures Limited Partnership. 207,385 of the common shares Mr. Brown is reporting on this Schedule 13G are owned directly by the partnership. Mr. Brown expressly declares that his filing of this Schedule 13G shall not be construed as an admission that he is, for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this Schedule 13G except for 394 common shares owned directly by Mr. Brown.

                           Mark N. Sklar: 207,779 common shares. Mr. Sklar is a shareholder of DMB GP, Inc. which is the sole general partner of DMB Property Ventures Limited Partnership. 207,385 of the common shares Mr. Sklar is reporting on this Schedule 13G are owned directly by the partnership. Mr. Sklar expressly declares that his filing of this Schedule 13G shall not be construed as an admission that he is, for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this Schedule 13G except for 394 common shares owned directly by Mr. Sklar.

                           DMB Property Ventures Limited Partnership: 207,385 common shares.

                           DMB GP, Inc.: 207,385 common shares. DMB GP, Inc. is the sole general partner of DMB Property Ventures Limited Partnership. The common shares which DMB GP, Inc. is reporting on this Schedule 13G are held directly by the partnership and DMB GP, Inc. expressly declares that its filing of this Schedule 13G shall not be construed as an admission that it is, for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by the Schedule 13G.




                                 27 of 35 Pages

(b)                        Percent of Class:
                           Group: 56.6%
                           Christopher A. Johnston:  22.7%
                           Berenson Minella Investment Partnership, L.P. No. VI:
                           21.7%
                           Berenson, Minella & Company, L.P.: 21.7%
                           Berenson Corp.:  21.7%
                           Minella Corp.:  21.7%
                           Raymond J. Minella: 21.9%
                           Jeffrey L. Berenson: 21.7%
                           Richard P. Johnston: 11.8%
                           Jayne Johnston: 11.8%
                           RPJ/JAJ Partners, Ltd.: 0%
                           Johnston Family Charitable Remainder Trust #3: 11.4% Danny Edwards: 10.2%
                           Kenneth J. Warren: 6.2%
                           David E. Johnston: 3.9%
                           Bennett Dorrance, Trustee of the Bennett Dorrance Trust dated April 21, 1989: 3.7%
                           Bennett Dorrance: 3.8%
                           Drew M. Brown: 3.7%
                           Mark N. Sklar: 3.7%
                           DMB GP, Inc.:  3.7%
                           DMB Property Ventures Limited Partnership: 3.7%

(c)                        Number of Shares as to which such person has:
                           Group:

                              (i) sole power to vote or to direct the vote:
                                  3,157,772

                             (ii) shared power to vote or to direct the vote:  0

                            (iii) sole power to dispose or to direct the
                                  disposition of: 3,157,772

                             (iv) shared power to dispose of or direct the
                                  disposition of:  0


                           Christopher A. Johnston:

                              (i) sole power to vote or to direct the vote:
                                  1,286,313

                             (ii) shared power to vote or to direct the vote: 0

                            (iii) sole power to dispose or to direct the
                                  disposition of: 1,286,313

                             (iv) shared power to dispose of or direct the
                                  disposition of:  0


                           Berenson, Minella Investment Partnership, L.P. No.
                           VI:

                              (i) sole power to vote or to direct the vote: 0

                             (ii) shared power to vote or to direct the vote:
                                  1,231,741

                            (iii) sole power to dispose or to direct the
                                  disposition of: 0

                             (iv) shared power to dispose of or direct the
                                  disposition of: 1,231,741



                                 28 of 35 Pages

                           Berenson, Minella & Company, L.P.:

                              (i) sole power to vote or to direct the vote:  0

                             (ii) shared power to vote or to direct the vote:
                                  1,231,741

                            (iii) sole power to dispose or to direct the
                                  disposition of:  1,231,741

                             (iv) shared power to dispose of or direct the
                                  disposition of:  0


                           Berenson Corp.:

                             (i) sole power to vote or to direct the vote: 0

                            (ii) shared power to vote or to direct the vote:
                                 1,231,741

                           (iii) sole power to dispose or to direct the
                                 disposition of: 0

                            (iv) shared power to dispose of or direct the
                                 disposition of: 1,231,741


                           Minella Corp.:

                             (i) sole power to vote or to direct the vote: 0

                            (ii) shared power to vote or to direct the vote:
                                 1,231,741

                           (iii) sole power to dispose or to direct the
                                 disposition of: 0

                            (iv) shared power to dispose of or direct the
                                 disposition of: 1,231,741


                           Raymond J. Minella:

                              (i) sole power to vote or to direct the vote:  0

                             (ii) shared power to vote or to direct the vote:
                                  1,231,741

                            (iii) sole power to dispose or to direct the
                                  disposition of:  0

                             (iv) shared power to dispose of or direct the
                                  disposition of: 1,231,741


                           Jeffrey L. Berenson:

                              (i) sole power to vote or to direct the vote: 0

                             (ii) shared power to vote or to direct the vote:
                                  1,231,741

                            (iii) sole power to dispose or to direct the
                                  disposition of:  0

                             (iv) shared power to dispose of or direct the
                                  disposition of: 1,231,741





                                 29 of 35 Pages

                           Richard P. Johnston:

                              (i) sole power to vote or to direct the vote: 0

                             (ii) shared power to vote or to direct the vote:
                                  646,309

                            (iii) sole power to dispose or to direct the
                                  disposition of: 0

                             (iv) shared power to dispose of or direct the
                                  disposition of: 646,309


                           Jayne Johnston:

                              (i) sole power to vote or to direct the vote: 0

                             (ii) shared power to vote or to direct the vote:
                                  646,309

                            (iii) sole power to dispose or to direct the
                                  disposition of: 0

                             (iv) shared power to dispose of or direct the
                                  disposition of: 646,309


                           RPJ/JAJ Partners, Ltd.:

                              (i) sole power to vote or to direct the vote: 0

                             (ii) shared power to vote or to direct the vote: 0

                            (iii) sole power to dispose or to direct the
                                  disposition of: 0

                             (iv) shared power to dispose of or direct the
                                  disposition of:  0


                           Johnston Family Charitable Remainder Trust #3:

                              (i) sole power to vote or to direct the vote: 0

                             (ii) shared power to vote or to direct the vote:
                                  646,309

                            (iii) sole power to dispose or to direct the
                                  disposition of: 646,309

                             (iv) shared power to dispose of or direct the
                                  disposition of:  0


                           Danny Edwards:

                              (i) sole power to vote or to direct the vote:  0

                             (ii) shared power to vote or to direct the vote:
                                  526,502

                            (iii) sole power to dispose or to direct the
                                  disposition of:  526,502

                             (iv) shared power to dispose of or direct the
                                  disposition of:  0





                                 30 of 35 Pages

                           Kenneth J. Warren:

                              (i) sole power to vote or to direct the vote:  0

                             (ii) shared power to vote or to direct the vote:
                                  334,031

                            (iii) sole power to dispose or to direct the
                                  disposition of:  334,031

                             (iv) shared power to dispose of or direct the
                                  disposition of:  0


                           David E. Johnston:

                              (i) sole power to vote or to direct the vote:  0

                             (ii) shared power to vote or to direct the vote:
                                  208,769

                            (iii) sole power to dispose or to direct the
                                  disposition of:  208,769

                             (iv) shared power to dispose of or direct the
                                  disposition of:  0


                           Bennett Dorrance, Trustee of the Bennett Dorrance Trust dated April 21, 1989:

                              (i) sole power to vote or to direct the vote:  0

                             (ii) shared power to vote or to direct the vote:
                                  209,632

                            (iii) sole power to dispose or to direct the
                                  disposition of:  2,247

                             (iv) shared power to dispose of or direct the
                                  disposition of:  207,385


                           Bennett Dorrance:

                              (i) sole power to vote or to direct the vote:  0

                             (ii) shared power to vote or to direct the vote:
                                  209,632

                            (iii) sole power to dispose or to direct the
                                  disposition of:  0

                             (iv) shared power to dispose of or direct the
                                  disposition of:  209,632


                           Drew M. Brown:

                              (i) sole power to vote or to direct the vote:  0

                             (ii) shared power to vote or to direct the vote:
                                  207,779

                            (iii) sole power to dispose or to direct the
                                  disposition of:  394

                             (iv) shared power to dispose of or direct the
                                  disposition of:  207,385





                                 31 of 35 Pages

                           Mark Sklar:

                              (i) sole power to vote or to direct the vote:  0

                             (ii) shared power to vote or to direct the vote:
                                  207,779

                            (iii) sole power to dispose or to direct the
                                  disposition of:  394

                             (iv) shared power to dispose of or direct the
                                  disposition of:  207,385


                           DMB GP, Inc.

                             (i) sole power to vote or to direct the vote: 0

                            (ii) shared power to vote or to direct the vote:
                                 207,385

                           (iii) sole power to dispose or to direct the
                                 disposition of: 0

                            (iv) shared power to dispose or direct the
                                 disposition of: 207,385


                           DMB Property Ventures Limited Partnership:

                              (i) sole power to vote or to direct the vote:  0

                             (ii) shared power to vote or to direct the vote:
                                  207,385

                            (iii) sole power to dispose or to direct the
                                  disposition of:  207,385

                             (iv) shared power to dispose of or direct the
                                  disposition of:  0

ITEM 5.                    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                           Not applicable.

ITEM 6.                    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                           ANOTHER PERSON.

                           Not applicable.

ITEM 7. INDEMNIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                           Not applicable.

ITEM 8.                    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF
                           THE GROUP.

                           See response to Item 2(a).

ITEM 9.                    NOTICE OF DISSOLUTION OF GROUP.

                           Not applicable.

ITEM 10.                   CERTIFICATION.

                           Not applicable.



                                 32 of 35 Pages

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

BERENSON, MINELLA & COMPANY, L.P.                             RPJ/JAJ PARTNERS, LTD.



By:   /s/ Gregg Feinstein                                     By: /s/ Richard P. Johnston
   --------------------------------------------                  --------------------------------------------
      Gregg Feinstein, Authorized Signer                             Richard P. Johnston, General Partner

Dated:  2/8/99                                                Dated:  2/8/99
      -----------------------------------------                     -----------------------------------------


DMB PROPERTY VENTURES LIMITED                                 DMB GP, INC.
     PARTNERSHIP

DMB GP, INC., general partner


By:  /s/ Timothy A. Kaehr                                     By:  /s/ Timothy A. Kaehr
   --------------------------------------------                  --------------------------------------------

Title: Executive Vice President                               Title: Executive Vice President
      -----------------------------------------                     -----------------------------------------

Dated: 2/12/99                                                Dated: 2/12/99
      -----------------------------------------                     -----------------------------------------


 /s/ Christopher A. Johnston                                   /s/ Raymond J. Minella
-----------------------------------------------               -----------------------------------------------
Christopher A. Johnston                                       Raymond J. Minella

Dated:  2/10/99                                               Dated: 2/8/99
      -----------------------------------------                     -----------------------------------------



 /s/ Jeffrey L. Berenson                                       /s/ Richard P. Johnston
-----------------------------------------------               -----------------------------------------------
Jeffrey L. Berenson                                           Richard P. Johnston

Dated:   2/8/99                                               Dated:   2/8/99
      -----------------------------------------                     -----------------------------------------



 /s/ Jayne Johnston                                            /s/ Danny Edwards
-----------------------------------------------               -----------------------------------------------
Jayne Johnston                                                Danny Edwards

Dated:   2/8/99                                               Dated:   2/8/99
      -----------------------------------------                     -----------------------------------------



 /s/ Kenneth J. Warren                                         /s/ David E. Johnston
-----------------------------------------------               -----------------------------------------------
Kenneth J. Warren                                             David E. Johnston

Dated:   2/12/99                                              Dated:   2/8/99
      -----------------------------------------                     -----------------------------------------






                                 33 of 35 Pages

 /s/ Bennett Dorrance                                          /s/ Drew M. Brown
-----------------------------------------------               -----------------------------------------------
Bennett Dorrance                                              Drew M. Brown

Dated:  2/14/99                                               Dated:  2/9/99
      -----------------------------------------                     -----------------------------------------




 /s/ Mark N. Sklar                                             /s/ Bennett Dorrance
-----------------------------------------------               -----------------------------------------------
Mark N. Sklar                                                 Bennett Dorrance, Trustee of the
                                                                 Bennett Dorrance Trust

Dated:  2/9/99                                                Dated:  2/14/99
      -----------------------------------------                     -----------------------------------------




/s/ Richard P. Johnston                                        /s/ Jayne Johnston
-----------------------------------------------               -----------------------------------------------
Richard P. Johnston, trustee of Johnston Family               Jayne Johnston, trustee of Johnston Family
 Charitable Remainder Trust #3                                  Charitable Remainder Trust #3


Dated:  2/8/99                                                Dated:  2/8/99
      -----------------------------------------                     -----------------------------------------






                                 34 of 35 Pages

BERENSON MINELLA INVESTMENT                                   BERENSON CORP.
 PARTNERSHIP, L.P. NO. VI


By: /s/ Gregg Feinstein                                       By: /s/ Jeffrey L. Berenson
   --------------------------------------------                  --------------------------------------------
     Gregg Feinstein, Authorized Signer                       Jeffrey L. Berenson, Shareholder

Dated:  2/9/99                                                Dated:  2/9/99
      -----------------------------------------                     -----------------------------------------



MINELLA CORP.


By: /s/ Raymond J. Minella
   --------------------------------------------
     Raymond J. Minella, Shareholder

Dated:  2/9/99
      -----------------------------------------



                                 35 of 35 Pages

                                  EXHIBIT INDEX
                                  -------------

Exhibit                    Description                                                  Sequential Page No.
-------                    -----------                                                  -------------------
  1                      Statement Pursuant to Rule 13d-1(f)                                       37

  2                      Stockholder Agreement (incorporated by reference to Exhibit               N/A
                         2 to the Schedule 13G filed by the Group on February 17, 1998)

  3                      Amendment No. 1 to Stockholder Agreement.                                 40